Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS THIRD QUARTER 2012 ADJUSTED EPS OF $0.21;
HUD APPROVES SKH PORTFOLIO CREDIT FOR UP TO $460 MILLION ON 78 PROPERTIES

FOOTHILL RANCH, Calif. - November 5, 2012 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three and nine-month period ended September 30, 2012. For the third quarter of 2012, the Company reported revenue of $216.6 million, Adjusted EBITDA1 of $24.1 million, Adjusted net income per share2 of $0.21, GAAP net income per share of $0.16 and a $9.8 million reduction in outstanding debt. Additionally the Company announced that it has received the formal portfolio conditional credit approval from the U.S. Department of Housing and Urban Development (HUD) for up to an aggregate of $460 million in HUD insured loans secured by up to 78 facilities under HUD's Section 232 loan program, which provides loans for nursing homes, assisted living and related facilities. The Company has not yet determined the amount of borrowings it will ultimately seek under the HUD insured loan program, and all loan applications will be subject to further review and approval by HUD.

"We are excited about the opportunity to secure long-term fixed-rate loans under the HUD 232 program. Our ability to secure loans of this type with the real property assets we own exemplifies a significant advantage of owning rather than leasing the real property of over 77% of the skilled nursing and assisted living facilities operated by our subsidiaries. Our senior secured credit facility allows us to borrow up to $250 million in HUD insured loans if we use the net proceeds to pay down existing term debt under the senior secured credit facility. HUD insured borrowings beyond $250 million will necessitate either refinancing the senior secured credit facility in full or otherwise seeking a waiver or amendment from the senior secured lenders. We anticipate savings of approximately $10 million annually in interest expense from the first $250 million in HUD insured loans that we are able to close. Due to the lengthy processing time required for HUD loans, we would not expect that the loan applications we submit would begin to close until at least the first quarter of 2013. We believe that lowering our debt service by such a substantial annual amount under these fully amortizing 35 year loans would better position us to weather the continued challenges in the healthcare services profession. In particular, our long-term care segment has seen our skilled census affected by the continued shift of traditional Medicare to Medicare Advantage, or managed care, patients this quarter, who contribute a lower daily revenue rate than our traditional Medicare patients," said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group.

Mr. Hendrickson continued “In spite of the challenging environment that persisted through the third quarter of 2012, we generated strong cash flows from operating activities of $30.9 million so far this year, which enabled us to reduce debt from $475.5 million as of December 31, 2011 to $453.5 million at September 30, 2012."

"I am particularly proud of the exemplary work of the professional staff in our agencies and facilities to provide high quality patient care. The quality and performance initiatives by our operating subsidiaries to reduce hospital readmissions, improve five-star scores, and improve other quality measures has been satisfying to say the least. The bleak reimbursement and dynamic operating environment have not dimmed the enthusiasm amongst the team to continually improve," Mr. Hendrickson stated.

Third Quarter 2012 Results
Revenue for the quarter ended September 30, 2012 was $216.6 million, a decrease of 0.1% when compared to $216.8 million in the third quarter of 2011. Skilled mix3 decreased 100 basis points to 21.7% in the third quarter of 2012 from 22.7% in the third quarter of 2011. Quality mix4 in the third quarter of 2012 decreased 190 basis points to 68.8%, compared to 70.7% in the prior year period.

Adjusted EBITDA was $24.1 million, or 11.1% of revenue, for the quarter ended September 30, 2012, a decrease of 28.6% compared to $33.8 million, or 15.6% of revenue, in the same period a year ago. Adjusted EBITDAR5 was $28.8 million, or 13.3% of revenue, for the quarter ended September 30, 2012, a decrease of 24.6% compared to $38.2 million, or 17.6% of revenue, for the quarter ended September 30, 2011.

Net income for the quarter ended September 30, 2012 totaled $6.1 million, as compared to a net loss of $232.8 million for the third quarter of 2011, which was attributable in large part to a non-cash intangible asset impairment charge of $270.5 million. Adjusted net income for the quarter ended September 30, 2012, totaled $8.0 million, a decrease of 32.7% compared to adjusted net income of $11.9 million for the third quarter of 2011. Adjusted net income2 excludes certain items as described in the Adjusted Net Income Reconciliation table at the end of this press release.

Net income per diluted share was $0.16 for the quarter ended September 30, 2012, as compared to a net loss per diluted share of $6.26 for the same period in 2011. Adjusted net income per diluted share was $0.21 for the quarter ended September 30, 2012, a decrease of 34.4% compared to adjusted net income per diluted share of $0.32 for the quarter ended September 30, 2011.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended September 30, 2012 was $164.6 million, a decrease of $7.6 million, or 4.4%, as compared to $172.2 million for the same period a year ago. Revenue for this segment represented 76.0% of total revenue in the third quarter of 2012, compared to 79.4% of total revenue in the third quarter of 2011. The decrease in revenue was primarily related to lower per patient day (PPD) rates from the impact of the October 2011 Medicare rate cut, a decrease in our skilled mix, and a shift from Medicare days to Managed Medicare days as more seniors elect Medicare Advantage.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $26.1 million for the quarter ended September 30, 2012, an increase of $3.0 million, or 13.0%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.1% of total revenue in the third quarter of 2012, compared to 10.7% of total revenue in the third quarter of 2011.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $25.9 million in the third quarter of 2012, an increase of $4.4 million, or 20.5%, compared to $21.5 million in the third quarter of 2011. Average daily hospice census grew to 1,433 for the three-months ended September 30, 2012 from 1,131 for the three-months ended September 30, 2011, an increase of 26.7%. The increase in census was due in significant part to our October 2011 acquisition of the two Cornerstone hospice agencies.

Year-to-Date 2012 Results
Revenue for the nine months ended September 30, 2012 was $653.4 million, a decrease of 0.1% when compared to $654.3 million in the nine months ended September 30, 2011. Skilled mix decreased 130 basis points to 22.3% in the first nine months of 2012 from 23.6% in the first nine months of 2011. Quality mix in the first nine months of 2012 decreased 140 basis points to 69.7%, compared to 71.1% in the prior year period.

Adjusted EBITDA was $77.0 million, or 11.8% of revenue, for the nine months ended September 30, 2012, a decrease of 25.9% compared to $103.9 million, or 15.9% of revenue, in the same period a year ago.

Adjusted EBITDAR was $90.7 million, or 13.9% of revenue, for the first nine months of 2012, a decrease of 22.8% compared to $117.5 million, or 18.0% of revenue, for the first nine months of 2011.

Net income for the nine months ended September 30, 2012, totaled $15.9 million, as compared to a net loss of $210.8 million for the nine months ended September 30, 2011, which was attributable in large part to a non-cash intangible asset impairment charge of $270.5 million in the third quarter of 2011. Adjusted net income for the nine months ended September 30, 2012, totaled $21.1 million, a decrease of 40.4% compared to adjusted net income of $35.4 million for the nine months ended September 30, 2011. Adjusted net income for the nine months ended September 30, 2012, excludes certain items as described in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table at the end of this press release.

Net income per diluted share was $0.42 for the nine months ended September 30, 2012, as compared to net loss per share of $5.67 for the same period in 2011. Adjusted net income per diluted share was $0.56 for the nine months ended September 30, 2012, a decrease of 41.1% compared to adjusted net income per diluted share of $0.95 for the same period in 2011. Additionally, outstanding debt has been reduced by $22.0 million since December 31, 2011.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the nine months ended September 30, 2012 was $495.7 million, a decrease of $31.2 million, or 5.9%, as compared to $526.9 million for the same period a year ago. Revenue for this segment represented 75.9% of total revenue in the first nine months of 2012, compared to 80.5% of total revenue in the first nine months of 2011. The decrease in revenue was primarily related to lower PPD rates from the impact of the October 2011 Medicare rate cut, a decrease in our skilled mix, and a shift from Medicare days to Managed Medicare days as more seniors elect Medicare Advantage.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $78.7 million for the nine months ended September 30, 2012, an increase of $9.7 million, or 12%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.0% of total revenue in the first nine months of 2012, compared to 10.5% of total revenue in the first nine months of 2011.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $79.0 million in the first nine months of 2012, an increase of $20.6 million, or 35.3%, compared to $58.4 million in the first nine months of 2011. Average daily hospice census grew to 1,404 for the nine months ended September 30, 2012 from 1,070 for the nine months ended September 30, 2011, an increase of 31.2%. The increase in census was due in significant part to our October 2011 acquisition of the two Cornerstone hospice agencies.

2012 Guidance
Skilled Healthcare Group, Inc. has revised its 2012 guidance based upon current occupancy and skilled mix levels in its long-term care operating segment combined with the negative impact of the Medicare Part B therapy cap exception process that became effective October 1, 2012. The Company now anticipates 2012 consolidated revenue to be between $870.0 million and $875.0 million, Adjusted EBITDA to be in the range of $102.0 million to $104.0 million, Adjusted EBITDAR to be in the range of $120.5 million to $122.5 million and adjusted net income per common diluted share to be between $0.74 and $0.76. Adjusted EBITDA and EBITDAR are not adjusted for the reconciling items of approximately $2.8 million that were adjusting items for Adjusted EPS for the three months ended September 30, 2012; these were the 2011 hospice cap adjustment, non-routine legal expense and IT outsourcing evaluation costs as noted in the Reconciliation of Forecasted Adjusted Net Income per Share to Forecasted Net Income per Share in this release. This guidance also assumes the following:

•	Market basket increase of 1.7% in Medicare beginning October 1, 2012.

•	2012 capital expenditures of approximately $17 to $20 million.

•	Average interest rate on outstanding debt of approximately 7.5%.

•	An effective tax rate of 38%.

•	No additional acquisitions, developments or divestitures.

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, November 6, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the three and nine-month period ended September 30, 2012 and its outlook for the full year 2012.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference ID 44824910. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $868 million and approximately 15,000 employees as of September 30, 2012. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release. EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense.

(2)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Adjusted Net Income Reconciliation table in this press release.

(3)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's affiliated skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's affiliated skilled nursing facilities for any given period.

(4)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(5)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue"

or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2012 full year consolidated revenue, Adjusted EBITDA, Adjusted EBITDAR and adjusted net income per diluted share, as well as statements regarding the Company's pursuit of HUD-insured loans. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. For example, there can be no assurance that the Company will ultimately be approved for any HUD-insured loans, what the timing of any approvals would be, or what the actual interest rates on any HUD-insured loans would be. The HUD loan approval process is subject to a number of contingencies, many of which are beyond our control.

Additionally, the Company faces a number of other risks and uncertainties, including, but are not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Net patient service revenue	$215,854	$216,078	$651,120	$652,855
Lease facility revenue	769	746	2,291	1,492
	216,623	216,824	653,411	654,347

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	182,243	173,548	545,589	520,258
Rent cost of revenue	4,639	4,413	13,734	13,530
General and administrative	6,021	5,423	18,548	19,553
Litigation settlement costs, (net of recoveries)	—	(4,488)	—	(4,488)
Depreciation and amortization	6,258	6,459	19,124	19,036
Impairment of long-lived assets	—	270,478	—	270,478
	199,161	455,833	596,995	838,367

Other (expenses) income:
Interest expense	(8,790)	(9,711)	(28,876)	(29,319)
Interest income	125	170	402	553
Other (expense) income, net	(57)	(123)	20	(477)
Equity in earnings of joint venture	461	472	1,422	1,583
Debt retirement costs	(168)	—	(4,126)	—
Total other (expenses) income, net	(8,429)	(9,192)	(31,158)	(27,660)
Income (loss) before provision for (benefit from) income taxes	9,033	(248,201)	25,258	(211,680)
Provision for (benefit from) income taxes	2,965	(15,387)	9,356	(911)
Net income (loss)	$6,068	$(232,814)	$15,902	$(210,769)

Income (loss) per share, basic	$0.16	$(6.26)	$0.42	$(5.67)
Income (loss) per share, diluted	$0.16	$(6.26)	$0.42	$(5.67)

Weighted-average common shares outstanding, basic	37,431	37,164	37,372	37,133
Weighted-average common shares outstanding, diluted	37,503	37,164	37,534	37,133

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$3,199	$16,017
Other current assets	137,958	129,513
Property and equipment and leased facility assets, net	379,759	386,294
Goodwill	85,609	84,299
Other assets	78,061	81,076
Total assets	$684,586	$697,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$95,519	$99,780
Current portion of long-term debt	14,493	4,414
Other long-term liabilities	42,656	48,340
Long-term debt, less current portion	439,047	471,069
Stockholders’ equity	92,871	73,596
Total liabilities and stockholders’ equity	$684,586	$697,199

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Cash Flows Data:
Net cash provided by operating activities	$30,936	$66,191
Net cash used in investing activities	(12,516)	(24,713)
Net cash used in financing activities	(31,238)	(29,228)
(Decrease) increase in cash and cash equivalents	(12,818)	12,250
Cash and cash equivalents at beginning of period	16,017	4,192
Cash and cash equivalents at end of period	$3,199	$16,442

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,813	8,814	8,813	8,814
Available patient days	810,303	810,670	2,413,572	2,438,072
Actual patient days	669,531	672,636	2,003,210	2,025,664
Occupancy percentage	82.6%	83.0%	83.0%	83.1%
Average daily number of patients	7,278	7,311	7,311	7,420
Hospice average daily census	1,433	1,131	1,404	1,070
Home health episodic-based admissions	2,083	1,665	6,167	3,516
Home health episodic-based recertifications	459	264	1,152	563
EBITDA (in thousands)	$23,956	$(232,201)	$72,856	$(163,878)
Adjusted EBITDA (in thousands)	$24,124	$33,789	$76,982	$103,941
Adjusted EBITDA margin	11.1%	15.6%	11.8%	15.9%
Adjusted EBITDAR (in thousands)	$28,763	$38,202	$90,716	$117,471
Adjusted EBITDAR margin	13.3%	17.6%	13.9%	18.0%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations):
LTC only Medicare (Part A)	$510	$572	$509	$574
Medicare blended rate (Part A & B)	574	636	572	633
Managed care (Part A)	382	389	383	388
Managed care blended rate (Part A & B)	391	397	392	391
Medicaid	160	153	158	154
Private and other	167	175	178	177
Weighted-average for all	$235	$246	$238	$251
Patient days by payor (skilled nursing facilities):
Medicare	85,591	95,771	267,315	311,498
Managed care	59,396	56,841	179,882	166,525
Total skilled mix days	144,987	152,612	447,197	478,023
Private pay and other	108,126	108,799	319,568	323,903
Medicaid	416,418	411,225	1,236,445	1,223,738
Total days	669,531	672,636	2,003,210	2,025,664
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	12.8%	14.2%	13.3%	15.4%
Managed care	8.9	8.5	9.0	8.2
Skilled Mix	21.7	22.7	22.3	23.6
Private pay and other	16.1	16.2	16.0	16.0
Medicaid	62.2	61.1	61.7	60.4
Total	100.0%	100.0%	100.0%	100.0%
Revenue from (total company):
Medicare	32.9%	36.5%	33.9%	38.1%
Managed care, private pay, and other	35.9	34.2	35.8	33.0
Quality mix	68.8	70.7	69.7	71.1
Medicaid	31.2	29.3	30.3	28.9
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of September 30,
	2012	2011
Facilities:
Skilled nursing facilities operated:
Owned	52	52
Leased	22	22
Total skilled nursing facilities operated	74	74
Total licensed beds	9,181	9,180
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	21
Leased	1	2
Total assisted living facilities	22	23
Total licensed beds	1,228	1,312
Total facilities	101	102
Percentage owned facilities	77.2%	76.5%

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$6,068	$(232,814)	$15,902	$(210,769)
Interest expense, net of interest income	8,665	9,541	28,474	28,766
Provision for (benefit from) income taxes	2,965	(15,387)	9,356	(911)
Depreciation and amortization expense	6,258	6,459	19,124	19,036
EBITDA	23,956	(232,201)	72,856	(163,878)
Debt retirement costs	168	—	4,126	—
Disposals of property and equipment	—	—	—	293
Expenses related to the exploration of strategic alternatives	—	—	—	716
Exit costs related to the Northern California divestiture	—	—	—	820
Litigation settlement costs, (net of recoveries)	—	(4,488)	—	(4,488)
Impairment of long-lived assets	—	270,478	—	270,478
Adjusted EBITDA	24,124	33,789	76,982	103,941
Rent cost of revenue	4,639	4,413	13,734	13,530
Adjusted EBITDAR	$28,763	$38,202	$90,716	$117,471

Skilled Healthcare Group, Inc.
Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Income (loss) from operations	$9,033	$(248,201)	$25,258	$(211,680)
Debt retirement costs	168	—	4,126	—
Double bond interest expense for bond	—	—	1,192	—
Disposals of property and equipment	—	—	—	290
Impairment of long-lived assets	—	270,478	—	270,478
Litigation settlement costs, net of recoveries	—	(4,488)	—	(4,488)
Expenses related to the exploration of strategic alternatives	—	—	—	716
Exit costs related to the Northern California divestiture	—	—	—	820
Legal Expenses for non-routine matters	592	—	592	—
IT outsourcing evaluation costs	374	—	404	—
2011 Hospice cap accrual	1,900	—	1,900	—
Adjusted income before provision for income taxes	12,067	17,789	33,472	56,136
Provision for income taxes	4,055	5,888	12,385	21,107
Add back tax credit valuation allowance related to Northern California divestiture	—	—	—	(388)
Adjusted net income	$8,012	$11,901	$21,087	$35,417

Weighted-average common shares outstanding, diluted	37,503	37,294	37,534	37,329
Adjusted net income per share, diluted	$0.21	$0.32	$0.56	$0.95
Effective tax rate	33.6%	33.1%	37.0%	37.6%

Reconciliation of Forecasted Adjusted Net Income per Share to Forecasted Net Income per Share
Year Ending December 31, 2012

Earnings Per Share
Adjusted net income per diluted share guidance	$0.74 - $0.76
Items excluded, net of tax, from adjusted net income per share to calculate net income per share
Debt retirement costs	(0.07)
2011 Hospice cap accrual	(0.03)
Double bond interest expense for bond	(0.02)
IT outsourcing evaluation costs	(0.01)
Legal Expenses for non-routine matters	(0.01)
Net income per share guidance	$0.60 - $0.62

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2012
(In millions, except per share data)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$22.3	$23.3
Bond double interest expense (net of taxes)	0.7	0.7
Debt retirement costs (net of taxes)	2.5	2.5
Interest expense net of bond double interest (A)	35.8	35.8
Provision for income taxes	15.3	16.3
Depreciation and amortization expense	25.4	25.4
Adjusted EBITDA guidance	102.0	104.0
Rent cost of revenue	18.5	18.5
Adjusted EBITDAR guidance	$120.5	$122.5
(A) We paid double interest expense due to our senior subordinated notes being outstanding for 30 days after we completed the $100.0 million expansion of our term loan. We were required to provide a 30 day redemption notice for the senior subordinated notes.
We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. GAAP expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a business unit by business unit basis. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying business units between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800